Exhibit 99.1

Energy Focus, Inc. Appoints Satish Rishi to its Board of Directors

SOLON, Ohio, April 17, 2018 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, announced that Satish Rishi has been appointed to its Board of Directors and will also serve on its Audit & Finance Committee.

Mr. Rishi is an experienced finance executive with over thirty years of experience at multi-national corporations and is currently serving as a consultant and interim Chief Financial Officer for View Inc. Mr. Rishi was Senior Vice President of Finance and Chief Financial Officer of Rambus Inc. and served as its Chief Financial Officer from April 2006 to August 2016. Prior to Rambus, Mr. Rishi held senior financial management positions at semiconductor and electronic manufacturing companies, including Dell Inc. and Intel Corporation. Mr. Rishi was a board member of Novati Technologies until October 2017, and a board member, Chair of the Audit Committee & member of the Nominating and Governance Committee of Measurement Specialties, Inc. from 2005 until its sale in 2014.

“Satish’s extensive experience as a public company CFO and director in technology and manufacturing industries make him an ideal addition to Energy Focus’ Board of Directors” said Dr. Ted Tewksbury, the Company’s Chairman, Chief Executive Officer and President. “His strong finance experience, innovative thinking and leadership will be invaluable as we continue to implement the Company’s turnaround strategy.”

Satish Rishi Biographical Information

In his current role as a consultant and interim Chief Financial Officer for View, Inc., Mr. Rishi oversees all finance and legal functions. As the former CFO of Rambus, Mr. Rishi was responsible for all aspects of finance, accounting, investor relations, information technology, and procurement functions, including supervision of a 50-person global staff. From 2001 to 2006, Mr. Rishi was the Executive Vice President and Chief Financial Officer of Toppan Photomasks Inc., orchestrating all aspects of finance, accounting, treasury, and procurement. Mr. Rishi also held the positions of Vice President & Assistant Treasurer at Dell Inc. from 1999 to 2001, and Assistant Treasurer at Intel Corporation from 1993 to 1999.

Mr. Rishi has considerable board experience, serving as a board member of Novati Technologies until October 2017, and serving as a board member, Chair of the Audit Committee & member of the Nominating and Governance Committee for Measurement Specialties, Inc. from 2005 until the sale of the Company in 2014. He has served as a member of the Board of Directors and as Chairman of the Audit Committee of Asian Pacific Fund - A Community Foundation, since 2008.

Mr. Rishi received his B.S. degree with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and his M.B.A. with a concentration in finance from Walter J. Haas School of Business, University of California, Berkeley.

Mr. Rishi was a recipient of the Silicon Valley Business Journal’s “CFO of the Year” award in 2016.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, and Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

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Contact:

Energy Focus, Inc.
Michael H. Port
Chief Financial Officer
ir@energyfocus.com
(440) 715-1300

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877